Exhibit 99.1

Ebix Reports Record Revenues of $1.1 Billion

2022 Operating Income of $120.3 Million with 1% YoY Growth,

Operating Cash Flow of $32.5 Million in Q4 2022 and $77.6 Million for Fiscal Year 2022, with 12% YOY Growth

JOHNS CREEK, GA – March 15, 2022 – Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of on-demand software and e-commerce services to the insurance, financial services, travel, healthcare, and e-learning industries today announced the following results for the quarter ended December 31, 2022 and the full year results for 2022:

•	Revenues of $255.2 million and $1.05 billion for Q4 2022 and fiscal year 2022

•	2022 GAAP operating income of $120.3 million and Non-GAAP operating income of $137.3 million

•	GAAP Diluted EPS of $2.10 for fiscal year 2022 and Non-GAAP diluted EPS of $2.58 for fiscal year 2022.

•	Operating cash of $32.5 million in Q4 2022 and $77.6 million in fiscal 2022

Ebix will host a conference call to review its results today at 11:00 a.m. EDT (details below).

Robin Raina, President & CEO, Ebix Inc. said, “On a constant currency basis, our Q4 2022 revenues grew by 5% year-over-year (“YoY”) to $279 million, whereas our 2022 fiscal revenues grew 11% to $1.108 Billion as compared to a year ago. The main contributors to this double digit growth for the full year were the Company’s EbixCash travel and foreign exchange/outward remittance revenues that grew a combined 118% YoY, EbixCash BPO/IT Services YoY revenue growth of 47%, e-learning revenue YoY growth of 160%, Financial technologies revenue YOY revenue growth of 5%, Latin American revenue YoY growth of 42%, and US Annuitynet revenue growth of 20% YoY, Our EbixCash exchange revenues, excluding our prepaid gift card business, generated 58% YoY growth in 2022”

“The Company’s EbixCash channel GAAP revenues grew 6% YoY in 2022, RCS channel GAAP revenues grew 10% YoY in 2022 while the insurance channel revenues were essentially flat in 2022 as compared to 2021. On a constant currency basis Insurance Exchange revenues increased by $3.2 million, or 1.9%, in 2022 as compared to 2021.” Mr. Raina said. “The Company generated $142.8 million of EBITDA plus stock-based compensation for the full year, which represents an increase of $3.2 million, or 2% year-over-year. I am especially pleased with operating cash flow of $32.5 million in Q4 2022 as it speaks to the fundamentals of our business.”

Mr. Raina added, “While our operating income continues to be strong, our net income is getting negatively affected by the high cost of bank interest and associated legal and advisory fees associated with the refinancing and extension exercise. Once our EbixCash IPO is carried out successfully, it is expected to reduce our interest costs substantially. In the meanwhile, we are working with our financial advisor Jefferies on a number of possible options. Our goal remains to seek a structure that is in the best interests of all of our stakeholders.”

Ebix delivered the following results for the fourth quarter and fiscal year 2022:

Revenue: Fiscal year 2022 revenue increased 6% to $1.05 billion as compared to $994.9 million in fiscal year 2021. The increase is primarily due to growth in the EbixCash business, as well as year-over-year growth in the Company’s core life and annuity exchange platforms, BPO and IT outsourced services originating in India, foreign exchange business, travel business, e-learning and financial technology businesses; and growth in revenues in nine of the Company’s eleven major geographies. These increases were offset primarily by decline in the EbixCash pre-paid card business, besides declines in revenue within our US based Consulting, Employee Heath and Wellness and Health Exchange businesses, and the negative effect of substantial strengthening of the US dollar on our revenues in the year 2022.

On a constant currency basis, fiscal year 2022 revenues would have been $57.6 million higher but for changes in foreign exchange rates during the year, which would have resulted in 11.3% year-over-year growth in revenues.

Q4 2022 revenue decreased 4% to $255.2 million compared to $266.8 million in Q4 2021. The decrease is primarily due to the negative effect of the substantial strengthening of the US dollar on our revenues in Q4 2022, as compared to a year back. On a constant currency basis, Q4 2022 revenues increased 5% year-over-year and would have been $23.8 million higher in the quarter but for foreign exchange rate changes during the quarter.

On a constant currency basis eight of the eleven major geographies worldwide had year-over-year revenue growth in Q4 2022. Insurance Exchanges revenues worldwide decreased year-over-year by 2%, but were slightly higher on a constant currency basis, while Risk Compliance Solutions revenue increased 14% year-over-year in the fourth quarter of 2022.

Exchanges, including EbixCash and our worldwide insurance exchanges, continued to be Ebix’s largest channel, accounting for 92% of 2022 revenues.

(dollar amounts in thousands)

Channel	Q4 2022	Q4 2021	Change	2022	2021	Change
EbixCash Exchanges	$188,8999	$199,899	-6%	$797,805	$749,775	+6%
Insurance Exchanges	43,806	44,410	-1%	171,156	171,087	0%
RCS – Insurance	22,502	22,518	0%	81,185	74,077	+10%

Total Revenue	$255,207	$266,827	-4%	$1,050,146	$994,938	+6%

Total Revenue on Constant Currency Basis	$278,995	$266,827	+5%	$1,107,728	$625,609	+11%

Operating Income and Operating Cash: GAAP operating income for Q4 2022 of $29.8 million decreased 8% year-over-year as compared to $32.4 million in Q4 2021. Q4 2022 GAAP operating income decreased 2% sequentially from Q3 2022 operating income of $30.4 million. On a constant currency basis Q4 2022 GAAP operating income increased 3% sequentially from Q3 2022 and decreased 3% year-over-year from Q4 2021. Non-GAAP operating income for Q4 2022 was $34.3 million.

GAAP operating income for 2022 increased 1% to $120.3 million as compared to $119.9 million in 2021. The increase is due to the revenue growth described above, offset by increased sales and marketing and general and administrative expenses that increased at a higher rate than revenue growth, as well as the negative impacts of foreign exchange rate changes during 2022. On a constant currency basis, GAAP operating income would have been $4.1 million higher in 2022, resulting in growth of 5% year-over-year.

Cash generated from operations in Q4 2022 was $32.5 million, as compared to $29.6 million in Q4 2021 and $23.6 million in Q3 2022.

Earnings per Share and Net Income: For the fiscal year 2022, GAAP diluted earnings per share declined 6% to $2.10 as compared to $2.23 in 2021. Non-GAAP diluted earnings per share for 2022 was $2.58. During 2022 the Company experienced increasing debt service costs as a result of an increasing interest rate environment combined with an increase in our borrowing spreads under the corporate credit facility. For 2022, interest expense increased by $13.7 million and tax expenses increased by $2.9 million as compared to 2021, which cumulatively equates to $0.54 per diluted share. Despite GAAP operating income growing 1% year-over-year in 2022 to $120.3 million, yet Net income for 2022 declined 5% to $64.6 million as compared to $68.2 million in 2021 because of the above reasons. Non-GAAP Net income for 2022 was $79.4 million.

Q4 2022 GAAP net income decreased 49% to $7.8 million compared to $15.4 million in Q4 2021. Q4 2022 GAAP diluted earnings per share was $0.26 as compared to $0.50 in Q4 2021, a 49% decrease year-over-year. Non-GAAP diluted earnings per share in Q4 2022 was $0.36. The Company’s interest expense increased year-over-year by $5.8 million due primarily to a higher interest rate environment in Q4 2022 as compared to Q4 2021, as well as higher borrowing spreads under the corporate credit facility. This increase in borrowing costs equated to $0.19 per diluted share. Additionally, Q4 2022 general and administrative expenses related to rent expense and employee-related salary and benefits expense increased year-over-year by $3.5 million (+116% year-over-year) and $4.1 million (+25.5% year-over-year). The rent increase is primarily related to our Foreign Exchange operations as the Company continues to re-open operations in airports and ports of entry in India as the negative impacts from COVID-19 subside. The reopening of physical locations results in the incurrence of fully loaded rent and other operating costs from day one, but the revenues return over time. The increase in personnel costs is driven by having more employees year-over-year for some of our new projects that will start bringing revenue soon (approximately 500 more) and wage inflation due to a tight labor market in India for technically-skilled employees.

Q4 2022 Diluted Share Count: As of today, Ebix expects its diluted share count at March 31, 2022 to be approximately 30.8 million shares.

Dividend: Ebix paid its quarterly dividend of $0.075 per share in Q4 2022 for a total cost of $2.3 million.

Steve Hamil, EVP and Global CFO said, “Despite the highest negative impact from foreign exchange movements we have seen in at least five years during Q4 2022 and for the full year 2022, the Company generated Adjusted EBITDA (EBITDA plus non-cash stock compensation expense) of $142.7 million in 2022, which represents a year-over-year increase of $3.2 million, or 2%, as compared to 2021. Our EbixCash operations most negatively impacted by COVID-19 continue to rebound, though we remain 25%+ below pre-COVID-19 operating levels within these business lines. We expect to continue to improve COVID-19-impacted businesses during 2023 with the goal of returning to pre-COVID-19 quarterly operating levels by the end of 2023. With continued EbixCash growth, combined with expected growth in our insurance exchanges and risk compliance solutions revenues in 2023, Ebix management believes that Company is well-positioned to capitalize on its strong market positions in 2023 and beyond.”

Mr. Hamil added “Management continues to work with the Company’s Board of Directors and outside financial and legal advisors to address the refinancing of its credit Facility, which the Company, in cooperation with its syndicate of banks, extended to May 23, 2023 in order to give the Company time to continue to pursue alternatives that will refinance the credit facility. The Company has multiple options that it is exploring to ensure that the credit facility is largely or wholly refinanced as quickly as possible.”

Reconciliation of GAAP operating income, net income and diluted earnings per share to non-GAAP operating income, net income and diluted earnings per share. Non-GAAP information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

Full Year 2022

	Net Income	Diluted EPS
2022 GAAP Net Income	$64,645	$2.10
2022 GAAP Operating Income	$120,344
Non-GAAP Adjustments:
Amortization of Intangibles (1)	$9,554	$0.31
Stock-Based Compensation (1)	$3,875	$0.13
One-time Legal Costs and Professional Fees (2)	$1,685	$0.05
Non-recurring non-operating expense (3)	$1,828	$0.06
Income Tax Effects of Non–GAAP Adjustments (4)	($2,221)	($0.07)
Total Non-GAAP Adjustments (Operating Income)	$16,942
Total Non-GAAP Adjustments (Net Income)	$14,721	$0.48
Full Year 2022 Non-GAAP Net Income	$79,366	$2.58
Full Year 2022 Non-GAAP Operating Income	$137,286

Q4 2022

	Net Income	Diluted EPS
Q4 2022 GAAP Net Income	$7,861	$0.26
Q4 2022 GAAP Operating Income	$29,766
Non-GAAP Adjustments:
Amortization of Intangibles (1)	$2,255	$0.07
Stock-Based Compensation (1)	$970	$0.03
One-time Legal Costs and Professional Fees (2)	$1,025	$0.03
Non-operating expense (3)	$248	$0.01
Income Tax Effects of Non–GAAP Adjustments (4)	($1,340)	($0.04)
Total Non-GAAP Adjustments (Operating Income)	$4,498
Total Non-GAAP Adjustments (Net Income)	$3,158	$0.10
Fourth Quarter 2022 Non-GAAP Net Income	$11,019	$0.36
Fourth Quarter 2022 Non-GAAP Operating Income	$34,264

(1)	Adjustments related to amortization of acquired intangibles and stock-based compensation recognized during the periods for GAAP purposes.
(2)	Non-recurring legal costs and professional fees recorded during the periods for GAAP purposes.
(3)	Non-recurring non-operating expense that is unrelated to any operating activities.
(4)	Non-GAAP adjustment is based on the fully ear 2022 and Q4 2022 effective tax rates, which reflects currently available information and could be subject to change.

Non-GAAP Financial Measures and Other Metrics

This press release contains the following non-GAAP financial measures: non-GAAP net income, non-GAAP operating income and non-GAAP diluted earnings per share. Non-GAAP operating income , non-GAAP net income and non-GAAP diluted earnings per share from operations exclude amortization of intangibles, stock-based compensation, as well as certain non-recurring expenses that are not associated with our ongoing operating business activities.

Ebix believes that these non-GAAP financial measures and other metrics provide useful information to management and investors regarding certain financial and business trends relating to Ebix’s financial condition and results of operations. The Company’s management uses these non-GAAP measures and other metrics to compare the Company’s performance to that of prior periods for trend analysis, for purposes of determining executive and senior management incentive compensation, and for budgeting and planning purposes. The Company believes that the use of these non-GAAP financial measures and other metrics provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software companies, many of which present similar non-GAAP financial measures and other metrics to investors.

Management of the Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Ebix urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including the financial tables at the end of this press release, and not to rely on any single financial measure to evaluate the Company’s business.

Conference Call Details:

Call Date/Time:	Wednesday, March 15, 2022 at 11:00 a.m. EST

US & Canada Toll Free	+1 (800) 715-9871 Call ID # 2396483

Live Listen-Only Webcast:	https://edge.media-server.com/mmc/p/kodfrx33

Audio Replay URL:	https://www.ebix.com/investorhome

About Ebix, Inc.

With approximately 200 offices across 6 continents, Ebix, Inc., (NASDAQ: EBIX) endeavors to provide on-demand software and e-commerce services to the insurance, financial services, travel, healthcare and e-learning industries. In the Insurance sector, Ebix’s main focus is to develop and deploy a wide variety of insurance and reinsurance exchanges on an on-demand basis using Software-as-a-Service (“SaaS”) enterprise solutions in the area of customer relationship management (CRM), front-end and back-end systems, and outsourced administration and risk compliance services.

With a “Phygital” strategy that combines over 650,000 physical distribution outlets in many Association of Southeast Asian Nations (“ASEAN”) countries, to an Omni-channel online digital platform, the Company’s EbixCash Financial exchange portfolio of software and services encompasses domestic and international money remittance, foreign exchange (Forex), travel, pre-paid gift cards, utility payments, lending and wealth management in India and other countries primarily in Asia and the Middle East. EbixCash’s Forex operations is a leader in India’s airport Forex business, with operations in 20 international airports, including Delhi, Mumbai, Hyderabad, Chennai and Kolkata. EbixCash’s inward remittance business is a market leader in India due to its geographic depth and its affiliations with international money transmitters, such as Western Union, Moneygram and Ria. EbixCash, through its travel portfolio of Via and Mercury, is also one of Southeast Asia’s leading travel exchanges with over 500,000 agents and approximately 18,000 registered corporate clients. EbixCash’s financial technologies business offers software solutions at the enterprise level for banks, asset and wealth management companies and trust companies within India, Southeast Asia, the Middle East and Africa. The EbixCash’s e-learning solutions are provided to schools across the breadth of India via high quality 2-D and 3-D animation and multimedia learning. EbixCash’s business process outsourcing services provide information technology and call center services to a variety of industries.

Through its various SaaS-based software platforms, Ebix employs thousands of domain-specific technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

As used herein, the terms “Ebix,” “the Company,” “we,” “our” and “us” refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.

The information contained in this Press Release contains forward-looking statements and information within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market, and management’s plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission (“SEC”), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seeks,” “plan,” “project,” “continue,” “predict,” “will,” and other words or expressions of similar meaning are intended by the Company to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this report and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Our actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference, include, but are not limited to those discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports filed with the SEC, as well as: the impending maturity of the Company’s corporate credit facility and our ability to refinance or repay our lenders credit facility provisions that materially restrict our business, our ability to either complete or derive anticipated benefits from the EbixCash IPO, the ongoing effects of the Covid-19 global pandemic, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company’s ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations, including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in India, Australia and Asia, Latin America and Europe wherein we have significant and/or growing operations); fluctuations in the equity markets, including market disruptions and significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing; ability to secure additional financing to support capital requirements; costs and effects of litigation, investigations or similar matters that could affect our business, operating results and financial condition; and international conflict, including terrorist acts and wars.

Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10-Q and 8-K, and any amendments thereto.

You may obtain our SEC filings at our website, www.ebix.com under the “Investor Information” section, or over the Internet at the SEC’s web site, www.sec.gov

CONTACT:

Darren Joseph

678 -281-2027 or IR@ebix.com

David Collins or Chris Eddy

Catalyst Global - 212-924-9800 or ebix@catalyst-ir.com

Ebix, Inc. and Subsidiaries

Consolidated Statements of Income

	Year Ended December 31,
	2022	2021	2020
	(In thousands, except per share amounts)
Operating revenue:	$1,050,146	$994,938	$625,609
Operating expenses:
Costs of services provided	721,515	705,390	343,262
Product development	41,188	40,015	35,267
Sales and marketing	17,369	14,434	13,835
General and administrative, net	131,199	100,911	87,537
Amortization and depreciation	18,531	15,178	13,738
Impairment of intangible asset	—	—	6,168

Total operating expenses	929,802	875,928	499,807
Operating income	120,344	119,010	125,802
Interest income	253	83	167
Interest expense	(55,068)	(41,370)	(31,578)
Non-operating (loss) income	(1,828)	(3,766)	153
Non-operating expense - litigation settlement	—	—	—
Foreign currency exchange loss, net	8,374	(434)	(387)

Income before income taxes	72,075	73,523	94,157
Income tax provision	(9,447)	(6,584)	(5,330)

Net income including noncontrolling interest	$62,628	$66,939	$88,827

Net loss attributable to noncontrolling interest	(2,017)	(1,249)	(3,550)

Net income attributable to Ebix, Inc.	$64,645	$68,188	$92,377

Basic earnings per common share	$2.10	$2.23	$3.03
Diluted earnings per common share	$2.10	$2.22	$3.02
Basic weighted average shares outstanding	30,761	30,625	30,510
Diluted weighted average shares outstanding	30,761	30,664	30,571

Ebix, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2022	2021
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$110,637	$99,625
Receivables from service providers	4,223	1,352
Short-term investments	17,438	16,463
Restricted cash	8,210	9,080
Fiduciary funds - restricted	2,092	2,046
Trade accounts receivable, less allowances of $18,167 and $19,874, respectively	154,533	153,609
Other current assets	87,387	84,389

Total current assets	384,520	366,564

Property and equipment, net	52,448	47,903
Right-of-use assets	9,636	10,051
Goodwill	881,676	939,249
Intangibles, net	50,900	59,748
Indefinite-lived intangibles	16,647	16,647
Capitalized software development costs, net	15,343	15,068
Deferred tax assets, net	96,289	84,514
Other assets	30,096	33,505

Total assets	$1,537,555	$1,573,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$99,194	$86,181
Payables to service agents	11,299	6,296
Accrued payroll and related benefits	10,651	11,360
Working capital facilities	3,367	5,607
Fiduciary funds - restricted	2,092	2,046
Revolving line of credit	449,902	—
Short-term debt	3,000	1,954
Current portion of long-term debt, net of deferred financing costs of $469 and $1,635, respectively	190,866	28,577
Contract liabilities	32,028	33,164
Lease liability	3,354	3,173
Other current liabilities	25,784	26,837

Total current liabilities	831,537	205,195

Revolving line of credit	—	439,402
Long-term debt, less current portion, net of deferred financing costs of $— and $261, respectively	160	184,676
Contingent liability for earn-out acquisition consideration	2,299	2,557
Contract liabilities	14,098	8,193
Lease liability	6,612	7,139
Deferred tax liability, net	1,150	1,150
Other liabilities	22,259	25,383

Total liabilities	878,115	873,695

Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued and outstanding at December 31, 2022 and 2021	—	—
Series Y Convertible preferred stock, $0.10 par value, 350,000 shares authorized, no shares issued and outstanding at December 31, 2022 and 2021	—	—
Common stock, $0.10 par value, 220,000,000 shares authorized, 30,819,533 issued and outstanding at December 31, 2022 and 30,683,393 issued and outstanding at December 31, 2021	3,082	3,068
Additional paid-in capital	18,800	15,068
Retained earnings	814,780	759,208
Accumulated other comprehensive loss	(219,437)	(122,022)

Total Ebix, Inc. stockholders’ equity	617,225	655,322
Noncontrolling interest	42,215	44,232

Total stockholders’ equity	659,440	699,554

Total liabilities and stockholders’ equity	$1,537,555	$1,573,249

Ebix, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2022	2021	2020
	(In thousands)
Cash flows from operating activities:
Net income attributable to Ebix, Inc.	$64,645	$68,188	$92,377
Net loss attributable to noncontrolling interest	(2,017)	(1,249)	(3,550)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,531	15,178	13,738
(Benefit) provision for doubtful accounts	1,433	(2,334)	1,749
(Benefit) provision for deferred taxes, net of acquisitions and effects of currency translation	(17,972)	(11,104)	5,114
Amortization of right-of-use assets	3,557	4,294	6,100
Amortization of capitalized software development costs	2,983	3,317	3,367
Share-based compensation	3,875	5,360	4,792
Reduction of acquisition earn-out contingent liability	—	—	(3,105)
Cash paid for acquisition earn-out	—	—	(6,453)
Intangible asset impairment	—	—	6,168
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(15,049)	(10,866)	3,258
Receivables from service providers	(2,871)	3,359	20,896
Payables to service agents	5,003	1,015	(6,915)
Other assets	(8,409)	(17,305)	(10,487)
Accounts payable and accrued expenses	21,183	18,545	(14,569)
Accrued payroll and related benefits	(56)	(143)	2,100
Lease liabilities	(3,460)	(3,951)	(5,700)
Reserve for potential uncertain income tax return positions	—	(2,071)	—
Contract liabilities	6,722	694	3,680
Other liabilities	(531)	(1,456)	(12,204)

Net cash provided by operating activities	77,567	69,471	100,356

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	—	(14,276)
Maturities (purchases) of unrestricted marketable securities, net	(968)	8,567	(20,964)
Capitalized software development costs	(7,051)	(5,700)	(4,229)
Capital expenditures	(14,476)	(7,465)	(5,337)

Net cash used in investing activities	(22,495)	(4,598)	(44,806)

Cash flows from financing activities:
Proceeds from revolving line of credit, net	10,500	—	1,364
Principal payments of term loan obligation	(23,464)	(42,594)	(20,711)
Working capital facilities	(1,765)	(10,913)	(10,927)
Proceeds (payments) of short-term debt, net	1,147	1,075	(271)
Payments of finance lease obligations, net	(190)	(100)	(210)
Proceeds from exercise of common stock options	—	—	636
Forfeiture of certain shares to satisfy exercise costs and the recipients income tax obligations related to stock options exercised and restricted stock vested	(128)	(1,402)	(2,589)
Dividend payments	(9,271)	(9,284)	(9,245)

Net cash (used in) provided by financing activities	(23,171)	(63,218)	(41,953)

Effect of foreign exchange rates on cash and cash equivalents	(21,706)	(7,104)	(4,753)
Net change in cash and cash equivalents, and restricted cash	10,195	(5,449)	8,844
Cash and cash equivalents, and restricted cash at the beginning of the year	114,764	120,213	111,369

Cash and cash equivalents, and restricted cash at the end of the year	$124,959	$114,764	$120,213

Supplemental disclosures of cash flow information:
Interest paid	$33,244	$30,369	$29,498
Income taxes paid	$24,201	$17,675	$21,321